Arrow Resources Development, Inc.

ARROW’S PRINCIPAL SHAREHOLDER AGREES TO
PURCHASE UP TO 15,000,000 SHARES

NEW YORK, NY - (MARKET WIRE) - November 6, 2006 -- Arrow Resources Development, Inc. (OTC BB: ARWD.OB - News), announces that Arrow Pacific Resources Group Limited has agreed to purchase up to 15,000,000 shares of common stock in Arrow Resources Development, Inc. for $1.00 a share. Arrow Pacific Resources Group Limited is currently the principal shareholder of Arrow Resources Development, Inc. owning 349,370,000 shares (53.78%). To date, the Company has received $535,000 in relation to this agreement.

About Arrow Resources Development, Inc. (“Arrow”)
Arrow Resources Development, Inc. provides corporate operating structure, financial operations, sales and marketing activities and the administration of the corporate citizenship programs for natural resource development companies in the Asian market. Its initial relationship with Arrow Pacific Resources Group Limited (BVI company) is for the development of large scale plantation/farming and mining operations in Indonesia and Papua New Guinea. Arrow has signed a similar agreement with Gerakan Masyarakat Pelestari Lingkungan Hidup (GMPLH), and GMPLH’s joint venture partner, P.T. Eucalyptus Alam Lestari (owned by Arrow Pacific) for the large scale plantation/farming in Indonesia. Arrow agreements entitle the Company to 10% of all gross revenue generated by all their partners’ plantation/farming and mining operations including any and all sales of natural resources and derivative products (e.g. paper, pulp, chips).

Contact
Investor & Public Relations
William R. St. George Jr.
212-262-2300
info@arrowrd.com